QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.8

Long-Term Executive Incentive Plan—Performance Goals and Target Awards
for the 2006-2008 Cycle

        The registrant maintains a shareholder-approved Long-Term Executive Incentive Compensation Plan to provide certain executives, including the executive officers, the opportunity to receive a cash award based on the achievement of performance objectives over a three-year cycle. The Compensation and Succession Committee of the Board of Directors establishes performance goals for each cycle and sets threshold, target and maximum levels of performance. Awards are calculated on an executive's annual salary as of the beginning of the cycle. The amount of each executive's payout is dependent on the achievement of the performance goals. The Committee has the authority to adjust the amount of awards payable under the Plan, but has no authority to increase the amount of an award otherwise payable to a "covered employee" as defined in Section 162(m)(3) of the Internal Revenue Code. Payments are made in March of the year following the end of the respective cycle, after the Committee has certified in writing the degree of attainment of the cycle's performance goals.

        On February 21, 2006 the Committee approved performance goals and target awards for the 2006-2008 three-year performance cycle. Fifty percent of the performance measure for the 2006-2008 cycle is based on the three-year average net income return on equity, with equity adjusted to exclude unrealized net capital gains and losses, as compared to a peer group of companies representing both the property/casualty and financial services industries over the same three-year period. No payment based on this return on equity measure is made unless that return exceeds the average rate on three-year Treasury Notes over the three-year cycle, plus 200 basis points. Twenty-five percent of the performance measure for the cycle is based on Allstate Protection's cumulative three-year policies in force ("PIF") growth, which is the sum of the annual PIF growth for each of the three years, excluding property insurance. Growth in property insurance is excluded from this measure as management is evaluating the implications of reducing the Registrant's exposure to catastrophe losses. The remaining twenty-five percent is based on the three year-average Allstate Financial operating income return on equity, with equity adjusted to exclude unrealized net capital gains and losses. Award opportunities range from 0% to 300% of an executive officer's target award, depending on the level of performance achieved for the cycle. An executive officer's target award generally ranges from 55% to 155% of salary.

QuickLinks

Long-Term Executive Incentive Plan—Performance Goals and Target Awards for the 2006-2008 Cycle